Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 24, 2025, relating to the financial statements of Proem Acquisition Corp. I as of August 15, 2025 and for the period from July 22, 2025 (inception) through August 15, 2025 (which includes an explanatory paragraph relating to Proem Acquisition Corp. I’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 15, 2026